Exhibit 15

May 30, 2019

Shareholders and Board of Directors

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Form S-8 and No. 333-216940 on Form S-3) of Dollar General Corporation of our report dated May 30, 2019, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended May 3, 2019.

/s/ Ernst & Young LLP
Nashville, Tennessee